Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

CommerceSouth, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-53520) on Form S-8 of CommerceSouth, Inc. (formerly known as Eufaula BancCorp, Inc.) of our report dated October 15, 2002, relating to the statements of net assets available for benefits of the Eufaula BancCorp, Inc. Retirement Plan as of December 31, 2001 and 2000, the related statements of changes in net assets available for benefits for the years then ended, and the related schedule as of December 31, 2001, which report appears in the 2001 Annual Report on Form 11-K amended by this Form 11-K/A of the Eufaula BancCorp, Inc. Retirement Plan.

/s/ Mauldin & Jenkins, LLC

Mauldin & Jenkins, LLC

Atlanta, Georgia

July 9, 2003